Exhibit 23.1

210 SOUTH ROCK BOULEVARD RENO, NV 89502 775.056.5700 respec.com

Consent of RESPEC Company LLC

In connection with the Paramount Gold Nevada Corp. Current Report on Form 8-K (the “Form 8-K”), the undersigned consents to:

i.   the filing of the technical report summary titled "Technical Report Summary for the Sleeper Gold-Silver Project, Humboldt County, Nevada, USA" (the "TRS"), with an effective date of June 30, 2023, as an exhibit to and referenced in the Form 8-K;

ii.  the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2023 (the "Form 10-K"), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333- 262857) (the "Registration Statements");

m.   the use of and references to our name in connection with the TRS, Form 8-K, Form 10-K and the Registration Statements; and

iv.   the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

RESPEC Company, LLC, is responsible for authoring, and this consent pertains to, the following Sections of the TRS: All sections of the report excluding section 1.4, section 10.0 and section 14.0

Dated 8th day of September, 2023

By: /s/ RESPEC Company, LLC

Name: /s/ Thomas L. Dyer

RSl(RNO)-M0144.21001REVS CategoryC